Exhibit 99.1


                         [Logo of SmarTire Systems Inc.]


SmarTire Systems Inc.
Suite 150, 13151 Vanier Place
Richmond, British Columbia
Canada, V6V 2J1

T: 604.276.9884
F: 604.276.2350
www.smartire.com
OTCBB: SMTR


NEWS RELEASE - September 2, 2005
Contact:
Hawk Associates at (305) 451-1888
E-mail: info@hawkassociates.com


               SmarTire Announces Resignation of Kozak as Director
                       to Increase Independence of Board

               Kozak to Continue as President and CEO of SmarTire

Richmond, British Columbia, Canada, September 2, 2005 -- SmarTire Systems Inc. (OTC Bulletin Board: SMTR) announced today that President and CEO Al Kozak has voluntarily resigned as a director to increase the independence of the board. The resignation has no impact on the duties of Kozak as President and CEO.

Robert Rudman, non-executive chairman of SmarTire's board, said, "Our objective is to move toward the creation of a totally non-executive, independent board in keeping with the spirit of Sarbanes-Oxley. We are now at a stage to expand the depth and experience of the board of directors."

About SmarTire Systems Inc.
SmarTire develops and markets proprietary advanced tire pressure monitoring and technology systems for the global automotive and transportation industries. The U.S. government, through the TREAD Act, has legislated that all new passenger vehicles must be equipped with tire monitoring systems beginning with a phased implementation in 2004. SmarTire is capitalizing on the rapidly emerging OEM and aftermarket opportunities. The company's vision is to become the preeminent provider of wireless sensing and control systems for vehicles worldwide. Incorporated in 1987, SmarTire has offices in North America and Europe.

A comprehensive investment profile regarding SmarTire Systems Inc. may be found at http://www.hawkassociates.com/smartire/profile.htm.
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Additional information about SmarTire Systems can be found at
http://www.smartire.com. An online investor relations kit containing SmarTire
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press releases, SEC filings, current price Level II quotes, interactive Java, stock charts and other useful information for investors can be found at


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http://www.hawkassociates.com and http://www.americanmicrocaps.com. Investors
-----------------------------     ---------------------------------
may contact Frank Hawkins or Julie Marshall of Hawk Associates at (305) 451-1888, e-mail: info@hawkassociates.com.
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This release contains various forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933, as amended and Section 21E of the Securities Exchange Act of 1934, as amended which represent the company's expectations or beliefs concerning future events of the company's financial performance. These forward-looking statements are further qualified by important factors that could cause actual results to differ materially from those in the forward-looking statements. These factors include the effect of competitive pricing, the company's dependence on the ability of third-party manufacturers to produce components on a basis which is cost-effective to the company, market acceptance of the company's products and the effects of government regulation. Results actually achieved may differ materially from expected results included in these statements. The company is under no obligation to, and expressly disclaims any such obligation to, update or alter its forward-looking statements, whether as a result of new information, future events or otherwise.